Exhibit 10.10

PAYCOR HCM, INC.

EXECUTIVE SEVERANCE PLAN

ARTICLE I

PURPOSE

The purpose of this Executive Severance Plan (this “Plan”) is to provide severance benefits to certain eligible employees of Paycor HCM, Inc. (the “Company”) and its Affiliates, who experience a Qualifying Termination under the conditions described in this Plan. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Article II.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):

“Accrued Obligations” means, with respect to a Participant’s Termination of Employment, (a) such Participant’s base salary through the Termination Date; (b) reimbursement for business expenses in accordance with Company policy; (c) any accrued but unused paid time off to the extent not theretofore paid; and (d) vested employee benefits accrued through the Termination Date in accordance with applicable law or the governing plan rules.

“Administrator” means the Committee or such other Person as selected by the Committee.

“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

“Annual Base Salary” means, with respect to a Participant, the annual rate of base salary in effect for such Participant as of such Participant’s Termination Date.

“Board” means the Board of Directors of the Company.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Period” means, with respect to a Participant, the lesser of (a) the Severance Period, and (b) the 18-month period following the Termination Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Benefits Committee of the Board.

“Company Group” means, collectively, the Company and its Affiliates.

“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate) or a sale of a division of the Company Group (including, without limitation, a sale of assets).

“Disability” means a physical or mental incapacity or disability, the result of which causes an Eligible Employee to fail to perform the essential functions of his or her position for a continuous period of 180 days or any 270 days within any 12-month period.

“Eligible Employee” means an employee of the Company Group who is designated within one of the employee classification categories specified on Annex A attached hereto, excluding any such employee of the Company Group who: (a) is covered under any collective bargaining agreement; (b) is party to any individual employment, severance, or similar agreement with the Company Group that provides for severance benefits; (c) is eligible to receive benefits under the Company’s Employee Severance Plan; or (d) during the Protected Period (as defined in the Company’s Executive Change in Control Severance Plan (the “CIC Plan”)) is eligible to receive benefits under the CIC Plan.

“Multiple” means, with respect to any Participant, a whole or fractional number so designated for such Participant on Annex A attached hereto.

“Participant” means any Eligible Employee who incurs a Qualifying Termination and thereby becomes eligible for Severance Benefits under this Plan.

“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended).

“Qualifying Termination” means, with respect to an Eligible Employee, a Termination of Employment initiated by the Company and/or its Affiliates (including any successors thereto as described in Section 8.1) other than a Termination for Cause or due to Disability.

“Severance Benefits” means the amounts and benefits payable or required to be provided in accordance with Section 5.1 and Annex B, excluding Accrued Obligations.

“Severance Period” means, with respect to a Participant, a number of months equal to the product of (a) 12 months and (b) such Participant’s Multiple.

“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company; provided that, each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

“Target Annual Bonus” means, with respect to a Participant, the target annual incentive payment for which such Participant is eligible in respect of the fiscal year in which the Termination Date occurs.

“Termination Date” means, with respect to an Eligible Employee, the date on which such Eligible Employee incurs a Termination of Employment for any reason.

“Termination for Cause” means a Termination of Employment on account of (a) any material failure, refusal, or inability by an Eligible Employee to perform his or her duties designated under his or her employment agreement with the Company Group (other than by reason of such Eligible Employee’s death or Disability) that continues after written notice to such Eligible Employee that such failure or refusal will result in a Termination for Cause; (b) any intentional act of fraud or embezzlement by an Eligible Employee in connection with his or her duties or employment with the Company Group, or the admission or conviction of, or entering of a plea of nolo contendere by, such Eligible Employee of any felony or any lesser crime involving moral turpitude, fraud, embezzlement or theft; (c) any gross negligence, willful misconduct or personal dishonesty of an Eligible Employee resulting, in the good faith determination of the Company, in a loss to the Company Group or in damage to the reputation of the Company or any of its parent or subsidiary entities, affiliates, successors or assigns; (d) any material breach by an Eligible Employee of any of the covenants contained in this Plan or such Eligible Employee’s employment agreement with the Company Group; or (e) any failure of an Eligible Employee to comply with Company policies or procedures; provided that, in each case, such Eligible Employee shall have been given written notice from the Company describing in reasonable detail the event or circumstance the Company believes gives rise to the Company’s right to effectuate a Termination for Cause within 30 days of its initial existence, and such Eligible Employee shall have 30 days to remedy the condition to the satisfaction of the Company. An Eligible Employee’s failure to cure such condition(s) within such 30-day period shall result in a Termination for Cause.

“Termination of Employment” means an Eligible Employee’s termination of employment with the Company Group. Notwithstanding the foregoing, unless otherwise determined by the Administrator, an Eligible Employee employed by, or performing services for, an Affiliate, or a division of the Company and its Affiliates shall not be deemed to have incurred a Termination of Employment if, as a result of a Disaffiliation, such Affiliate, or division ceases to be an Affiliate, or division, as the case may be. In addition, temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company Group shall not be considered Terminations of Employment.

ARTICLE III

EFFECTIVENESS

This Plan shall become effective as of [•].

ARTICLE IV

ELIGIBILITY

Section 4.1 Participation. Any Eligible Employee who incurs a Qualifying Termination and who satisfies the conditions set forth in Section 4.2 shall be eligible to receive the Severance Benefits set forth on Annex B attached hereto. An Eligible Employee will not be eligible to receive Severance Benefits following a Termination of Employment initiated by such Eligible Employee.

Section 4.2 Release of Claims. An Eligible Employee’s right to receive the Severance Benefits shall be subject to (a) such Eligible Employee’s execution and delivery to the Company not later than 45 days following such Eligible Employee’s Termination Date of a general release of claims (a “Release”) in favor of the Company Group in a form provided by the Company and (b) such Release becoming irrevocable in accordance with its terms.

ARTICLE V

SEVERANCE BENEFITS

Section 5.1 General. If the Participant incurs a Qualifying Termination, then the Participant shall, subject to Sections 4.2 and 6.1 (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company the benefits set forth on Annex B attached hereto.

Section 5.2 No Offset; No Mitigation. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that the Company Group may have against a Participant or any other Person. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

Section 5.3 No Duplication; Other Benefit Plans. A Participant who experiences a Qualifying Termination that entitles him or her to the Severance Payments set forth on Annex B shall not be entitled to any compensation or benefits under any other Company severance plan or policy in connection with such Qualifying Termination. Other than with respect to any such severance plan or policy, this Plan shall not affect a Participant’s entitlement to compensation or benefits under any other employee benefit plan or compensatory arrangement of the Company Group, which, in each case, shall be construed in accordance with its respective terms.

ARTICLE VI

RESTRICTIVE COVENANTS

Section 6.1 General. A Participant’s right to receive the Severance Benefits set forth on Annex B shall be subject to the Participant’s continued compliance with the covenants set forth in this Article VI.

Section 6.2 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company Group, all secret or confidential information, knowledge, or data relating to the Company Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs, or methods of promotion and sale) that such Participant has obtained or obtains during such Participant’s employment by the Company Group and that is not public knowledge (other than as a result of the Participant’s violation of this Section 6.2) (“Confidential Information”). For the purpose of this Section 6.2, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. No Participant shall communicate, divulge, or disseminate Confidential Information at any time during or after such Participant’s employment with the Company Group, except with prior written consent of the applicable Company Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents, and the like that the Participant uses, prepares, or comes into contact with during the course of the Participant’s employment shall remain the sole property of the Company and/or the Company Group, as applicable, and shall be turned over to the applicable Company Group company upon the Participant’s Termination of Employment.

Section 6.3 Nondisparagement. Each Participant shall at all times refrain from taking action or making statements, written or oral, that (a) denigrates, disparages, or defames the goodwill or reputation of any member of the Company Group or any of such member’s directors, officers, securityholders, partners, agents, or employees, or (b) are intended to, or may be reasonably expected to, adversely affect the morale of employees. Each Participant further agrees not to make any negative statements to third parties relating to the Participant’s employment or any aspect of the businesses of the Company Group and not to make any negative statements to third parties about any member of the Company Group or such member’s directors, officers, securityholders, partners, agents, or employees, except as may be required by a court or government body. Each Participant further agrees not to make any statements to third parties about the circumstances of the termination of the Participant’s employment with the Company Group, except as may be required by applicable law (or in response to a statement by the other party in violation of this sentence).

Section 6.4 Cooperation. Each Participant agrees that, following such Participant’s Termination of Employment for any reason, such Participant shall assist and cooperate with the Company with regard to any matter or project in which the Participant was involved during the Participant’s employment with the Company Group, including, but not limited to, any litigation that may be pending or arise after such Termination of Employment. Each Participant further agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of a Participant and shall cooperate with the Participant in scheduling any assistance by the Participant, taking into account the Participant’s business and personal affairs and shall compensate the Participant for any lost wages or expenses associated with such cooperation and assistance.

Section 6.5 Acknowledgement and Enforcement. Each Participant acknowledges and agrees that: (a) the purpose of the foregoing covenants is to protect the goodwill, trade secrets, and other Confidential Information of the Company Group; (b) because of the nature of the business in which the Company Group is engaged and because of the nature of the Confidential Information to which the Participant has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company Group if the Participant breached any of the covenants set forth in this Article VI; and (c) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under this Article VI would be inadequate. Each Participant therefore agrees and consents that, if the Participant commits any breach of a covenant under this Article VI or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any of the covenants contained in this Article VI is finally held by a court to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby; provided, however, that, if any of such covenants is finally held by a court to be invalid, illegal, or unenforceable because it exceeds the maximum scope and/or duration determined to be acceptable to permit such provision to be enforceable, such covenant shall be deemed to be modified to the minimum extent necessary to modify such scope and/or duration to make such provision enforceable hereunder.

Section 6.6 Similar Covenants in Other Agreements Unaffected. Each Participant acknowledges that the Participant currently is, or in the future may become, subject to covenants contained in other agreements (including, but not limited to, agreements to protect Company assets, confidentiality and business protection agreements, stock option agreements, performance share unit agreements, and restricted share unit agreements) that are similar to those contained in this Article VI. Further, a breach of the covenants contained in this Article VI may have implications under the terms of such other agreements, including, but not limited to, a forfeiture of equity awards and long-term cash compensation. Each Participant acknowledges the foregoing and understands that the covenants contained in this Article VI are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.

Section 6.7 Whistleblower Rights. Under the federal Defend Trade Secrets Act of 2016, Eligible Employees shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to the Eligible Employee’s attorney in relation to a lawsuit for retaliation against such Eligible Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Plan shall (A) prevent any Eligible Employee from testifying truthfully as required by law, (B) prohibit or prevent any Eligible Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.), or (C) prevent any Eligible Employee from disclosing Confidential Information in confidence to a federal, state, or local government official for the purpose of reporting or investigating a suspected violation of law.

ARTICLE VII

ADMINISTRATION

Section 7.1 Administrator. This Plan shall be administered by the Administrator. The Administrator may delegate its authority under this Plan to an individual or another committee.

Section 7.2 Standard of Review. Except as otherwise provided in this Plan, the decision of the Administrator upon all matters within the scope of its authority shall be final, conclusive, and binding on all parties.

Section 7.3 Indemnification. The Administrator or any delegee of the Administrator permitted under Section 7.1 (if any) shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Administrator’s duties hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Successors. This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to honor this Plan in the same manner and to the same extent that the Company would be required to honor it if no such succession had taken place, unless such successor succeeds to the Plan by operation of law. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.

Section 8.2 Amendment, Suspension, and Termination. This Plan may be suspended, terminated or modified by written resolution of the Committee at any time; provided that, no such suspension, termination or modification shall adversely affect the Severance Benefits payable to any Participant who has experienced a Qualifying Termination prior to such amendment or termination.

Section 8.3 Compliance with Law. Notwithstanding anything else contained herein, the Company shall not be required to make any payment or take any other action prohibited by law, including, but not limited to, any regulation, directive, or order of federal or state regulatory authorities.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Company:

Paycor HCM, Inc.

Attention: Karen L. Crone

4811 Montgomery Rd.

Cincinnati, OH 45212

Email: kcrone@paycor.com

With a copy to the Company’s Legal Department, at:

Paycor HCM, Inc.

Attention Legal Department

4811 Montgomery Rd.

Cincinnati, OH 45212

if to the Participant:

At the address most recently on the books and records of the Company or to such other address as the Company or any Participant shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Section 8.5 Employment Status. This Plan does not constitute a contract of employment or impose on any Participant or the Company Group any obligation to retain any Participant as an employee.

Section 8.6 Tax Withholding. The Company may withhold from any amounts payable under this Plan such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 8.7 ERISA Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing severance benefits for a select group of management or highly compensated employees, or alternatively, is intended to be payroll practice plan not requiring an ongoing administrative program for paying benefits. Consequently, this Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. All payments pursuant to this Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other Person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in this Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Plan.

Section 8.8 Construction. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Neither a Participant’s nor the Company’s failure to insist upon strict compliance with any provision of this Plan, or the failure to assert any right a Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

Section 8.9 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

Section 8.10 Section 409A of the Code.

(a) General. It is intended that this Plan shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a Termination of Employment under this Plan that constitute “nonqualified deferred compensation” under Section 409A of the Code may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the applicable Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code. The Participant shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Participant’s separation from service occurs. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Participant’s death.

As adopted by the Board of Directors of Paycor HCM, Inc. on [•], 2021.

Annex A

PLAN PARTICIPANTS

Position	Multiple
Executives of the Company reporting directly to the Company’s Chief Executive Officer who are at the M8 Executive Career Level (other than executives who are party to an individual Executive Employment Agreement), and any other key employee of the Company designated by the Committee	0.5

Annex B

SEVERANCE BENEFITS

If the Participant incurs a Qualifying Termination, then the Participant shall, subject to Sections 4.2 and 6.1 of the Plan (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company:

(a) The Accrued Obligations, which, in the case of clauses (a) through (c) of such definition, shall be payable in cash in a lump sum within 30 days following the Termination Date and in the case of clause (d) of such definition, shall be payable in accordance with applicable law and the terms of the governing plan rules.

(b) An amount in cash equal to the product of (i) the Participant’s Multiple and (ii) the sum of the Participant’s Annual Base Salary and Target Annual Bonus (the “Severance Payment”), which Severance Payment shall be payable in substantially equal installments over the applicable Severance Period in accordance with the Company’s normal payroll practices; provided, however, that the first such installment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the Severance Payment that would have otherwise been payable during the period between the Termination Date and such payment date.

(c) If the Participant timely elects COBRA coverage, then reimbursement for the cost of health insurance continuation coverage under COBRA in excess of the cost that employees of the Company Group are required to pay for health insurance benefits under the plan in which the Participant was eligible to participate as of the Termination Date (the “COBRA Reimbursement”) until the earlier of (i) the end of the COBRA Period and (ii) the date on which the Participant obtains alternative insurance coverage; provided that, the first such reimbursement payment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the COBRA Reimbursement that would have otherwise been payable during the period between the Termination Date and such payment date.